EXECUTION VERSION

CONSENT AND FIRST AMENDMENT TO
FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS CONSENT AND FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into this 27th day of August, 2013, by and among DELTA APPAREL, INC., a Georgia corporation ("Delta"), M. J. SOFFE, LLC, a North Carolina limited liability company and successor-by-merger to TCX, LLC, a North Carolina limited liability company ("Soffe"), JUNKFOOD CLOTHING COMPANY, a Georgia corporation ("Junkfood"), TO THE GAME, LLC, a Georgia limited liability company ("TTG"), ART GUN, LLC, a Georgia limited liability company ("Art Gun"; Delta, Soffe, Junkfood, TTG and Art Gun being hereinafter collectively called "Borrowers" and individually a "Borrower"); the parties to the Loan Agreement (as defined below) from time to time as Lenders (each individually, a "Lender" and collectively, "Lenders"); and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Wells Fargo"), in its capacity as agent for Lenders (together with its successors in such capacity, "Agent").
Recitals:
Borrowers, Agent and Lenders are parties to a certain Fourth Amended and Restated Loan and Security Agreement dated May 27, 2011 (as at any time amended, restated, modified or supplemented, the "Loan Agreement"), pursuant to which Agent and Lenders have made certain loans and other financial accommodations available to Borrowers.
Prior to the date hereof, TCX, LLC, a North Carolina limited liability company, merged into Soffe, with Soffe being the surviving entity.
Borrowers have informed Agent and Lenders that TTG intends to purchase certain trademarks from Salt Life Holdings, LLC, a Florida limited liability company (the "Salt Life Acquisition"). In addition, Borrowers have informed Agent and Lenders that Borrowers' Central American Affiliates intend to purchase additional Equipment using the proceeds of loans from financial institutions other than Agent and Lenders (the "Central American Equipment Purchase").To facilitate the Salt Life Acquisition and the Central American Equipment Purchase, Borrowers have requested that Agent and Lenders make available certain additional loans and other financial accommodations to Borrowers and consent to the Salt Life Acquisition and the Central American Equipment Purchase. Agent and Lenders are willing to consent to the Salt Life Acquisition and the Central American Equipment Purchase and extend such additional loans and other financial accommodations on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.    Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.
2.    Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:
(a)    By deleting the definitions of "Alternate Excess Availability," "Application Event," "Cash Dominion Period," "Cash Dominion Trigger Event," "Commitment," "Excess Availability," "Financial Covenant Testing Period," "Financial Covenant Trigger Event," "Financing Agreements,"

"Fixed Charge Coverage Ratio," "Fixed Charges," "Interest Period,""Loans," "Permitted Foreign Debt," "Permitted Trademark Financing Debt," "Pro Rata Share," "Reserves" and "Value" set forth in Section 1 of the Loan Agreement and by substituting the following in lieu thereof, respectively:
"Alternate Excess Availability" shall mean the amount, as determined by Agent, calculated at any time, equal to: (a) the Tranche A Borrowing Base minus (b) the amount of all then outstanding and unpaid Obligations.
"Application Event" shall mean the occurrence of (a) a failure by Borrowers to repay (i) all of the Obligations with respect to the Tranche B Loans in full on the Tranche B Maturity Date, (ii) all of the Obligations in full on the Tranche A Maturity Date, or (iii) any earlier date upon which the Obligations become due and payable in full, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 6.4(b) hereof.
"Cash Dominion Period" shall mean the period beginning on the date of a Cash Dominion Trigger Event and ending on the day on which Agent has reasonably determined that (a) no Event of Default exists, and (b) Borrowers have maintained Excess Availability in an amount equal to or greater than twelve and one-half percent (12.5%) of the lesser of (i) the Tranche A Borrowing Base and (ii) the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit, for a period of sixty (60) consecutive days.
"Cash Dominion Trigger Event" shall mean (a) the occurrence of an Event of Default, or (b) Agent's reasonable determination that Excess Availability is less than an amount equal to twelve and one-half percent (12.5%) of the lesser of (i) the Tranche A Borrowing Base and (ii) the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit.
"Commitment" shall mean each of the Tranche A Commitment and the Tranche B Commitments, sometimes being collectively referred to herein as the "Commitments."
"Excess Availability" shall mean the amount, as determined by Agent, calculated at any time, equal to: (a) the lesser of (i) the Tranche A Borrowing Base and (ii) the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit, minus (b) the amount of all then outstanding and unpaid Obligations.
"Financial Covenant Testing Period" shall mean the period beginning on the date of a Financial Covenant Trigger Event, and ending on the day on which Agent has determined that (a) no Event of Default exists or has existed for sixty (60) consecutive days, and (b) Borrowers have maintained Alternate Excess Availability in an amount equal to or greater than twelve and one-half percent (12.5%) of the lesser of (i) the Tranche A Borrowing Base and (ii) the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit, for a period of sixty (60) consecutive days.
"Financial Covenant Trigger Event" shall mean (a) the occurrence of an Event of Default or (b) Agent's reasonable determination in its discretion that Alternate Excess Availability is less than an amount equal to twelve and one-half percent (12.5%) of the lesser of (i) the Tranche A Borrowing Base and (ii) the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit.

"Financing Agreements" shall mean, collectively, this Agreement, the Art Gun Subordination Agreement, the Salt Life Subordination Agreement, the Pledge Agreement, the Guarantees, the Mortgages and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement.
"Fixed Charge Coverage Ratio" shall mean, with respect to Borrowers and their Subsidiaries, on a consolidated basis, for any period of determination, the ratio of (a) EBITDA of Borrowers during such period minus the sum of (i) the amount of any taxes paid in cash, cash dividends to the equity holders of such Person and other distributions to equity holders of such Person during the period in question (for avoidance of doubt, excluding redemptions with respect to the Capital Stock of such Person (including, but not limited to stock repurchases)) plus (ii) all Unfinanced Capital Expenditures made during such period plus (iii) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to the Capital Leases made during such period to (b) Fixed Charges of Borrowers and their Subsidiaries for the same period.
"Fixed Charges" for any Person during any period shall mean the sum of, without duplication:
(a) Interest Expense (including the interest component with respect to Indebtedness under Capital Leases) paid in cash during such period, plus
(b) an amount equal to the sum of:
(i) the product of (A)$227,575.30 (which represents the aggregate monthly reduction of the Eligible Real Property and Eligible Equipment components of the Tranche A Borrowing Base in effect under this Agreement) multiplied by (B) the cumulative number of months during such period for which the amount set forth in subclause (i)(A) of this definition was deducted from the Tranche A Borrowing Base plus
(ii) the product of (A) $213,056.45 (which represents the aggregate monthly reduction of the Eligible Real Property and Eligible Equipment components of the "Borrowing Base" in effect under and as defined in this Agreement prior to the First Amendment Date) multiplied by (B) the cumulative number of months during such period for which the amount set forth in subclause (ii)(A) of this definition was deducted from the "Borrowing Base" in effect under and as defined in this Agreement prior to the First Amendment Date.
"Interest Period" shall mean, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending one (1)or three (3) months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one (1) or three (3) months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period (i) with respect to Tranche A Loans, which will end after the Tranche A Maturity Date, and (ii) with respect to Tranche B Loans, which will end after the Tranche B Maturity Date.
"Loans" shall mean the Tranche A Loans and the Tranche B Loans.
"Obligations" shall mean (a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of the Borrowers to Agent or any Lender or any of their Affiliates or Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any or all of the Borrowers under the Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent or Lenders and (b) for purposes only of Sections 5 and 6.4 hereof, any and all Banking Relationship Debt; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations of any Obligor shall exclude any Excluded Swap Obligation of such Obligor. From and after the Closing Date, all Existing Obligations outstanding on the Closing Date shall be deemed to be outstanding, and to constitute Obligations, under this Agreement, and shall be subject to all of the terms and conditions hereof.
"Permitted Foreign Debt" shall mean Indebtedness incurred by a Foreign Subsidiary, which is formed by Borrowers or their Subsidiaries in compliance with this Agreement, with respect to one or more working capital credit facilities for use in the operations of such Foreign Subsidiary at any time after the Closing Date with respect to a credit facility in an aggregate principal amount acceptable to Agent; provided that (a) such Indebtedness is not secured by any stock or assets of any Borrower or Obligor, and any Lien upon the assets of such Foreign Subsidiary to secure such Indebtedness (including Inventory of such Foreign Subsidiary) shall not extend or continue following the sale of any such assets to a Borrower, and the secured party holding any such Lien (and its successors and assigns), if required by Agent, is a party with Agent to an intercreditor agreement that is in all respects acceptable to Agent, (b) such Indebtedness (except in the case of the Permitted Central American Debt and Permitted First Amendment Honduran Debt) matures on a date not earlier than six (6) months after the last day of the Credit Facility and includes amortization payments (if any) in any calendar year in an amount not greater than fifteen percent (15%) of the principal amount of such Indebtedness, (c) such Indebtedness accrues interest at a rate determined in good faith by the Board of Directors (or applicable governing authority) of such Foreign Subsidiary to be a market rate of interest for such Indebtedness at the time of issuance thereof, (d) at the time of the incurrence of such Indebtedness, such Indebtedness is permitted under the Material Contracts as in effect on the date hereof without the need to obtain any waivers thereunder, and (e) such Indebtedness is otherwise on terms and conditions satisfactory to Agent, acting reasonably. For the avoidance of doubt, the Permitted Central American Debt constitutes Permitted Foreign Debt hereunder but the Permitted First Amendment Honduran Debt does not constitute Permitted Foreign Debt hereunder.
"Permitted Trademark Financing Debt" shall mean Indebtedness incurred by one or more Borrowers at any time after the Closing Date with respect to a credit facility in an aggregate principal amount acceptable to Agent; provided that (a) such Indebtedness is unsecured by any stock or assets of any Borrower or Obligor other than certain or all of the trademarks of Borrowers, (b) the secured party holding any Lien securing such Indebtedness (and its successors and assigns), if required by Agent, is a party with Agent to an intercreditor agreement that is in all respects acceptable to Agent, and specifically in which Agent is given the unqualified right, vis-à-vis such secured party (and its successors and assigns), to enforce Agent's security interests and Liens with respect to and to dispose of a Borrower's Inventory with the benefit of any trademarks applicable thereto, irrespective of such Borrower's default under any financing agreements or other documents with such secured party, (c) any subsequent purchaser or licensor of the trademarks (from either a Borrower or any other Person), if required by Agent, is a party to an intercreditor agreement or other agreement that is in all respects acceptable to Agent, and specifically in which Agent is given the unqualified right, vis-à-vis such purchaser or licensor (and its successors and assigns), to enforce Agent's security interests and Liens with respect to and to dispose of a Borrower's Inventory with the benefit of any trademarks applicable thereto, irrespective of such Borrower's default under any agreements or other documents with such purchaser or licensor, (d) such Indebtedness matures on a date not earlier than six (6) months after the last day of the Credit Facility and does not include any amortization payments, (e) such Indebtedness accrues interest at a rate determined in good faith by the Board of Directors (or applicable governing authority) of the applicable Borrower to be a market rate of interest for such Indebtedness at the time of issuance thereof, (f) at the time of the incurrence of such Indebtedness, such Indebtedness is permitted under the Material Contracts as in effect on the date hereof without the need to obtain any waivers thereunder, (g) if such Indebtedness is to be secured by a trademark of any Borrower that was included as an Eligible Trademark on the most recent report detailing the calculation of the Tranche A Borrowing Base delivered prior to the incurrence of such Indebtedness, Agent shall have received an updated report that excludes such trademark from Eligible Trademarks, (h) at the time of and after giving pro forma effect to the incurrence of such Indebtedness, no Event of Default exists, and (i) such Indebtedness is otherwise on terms and conditions satisfactory to Agent, acting reasonably. For the avoidance of doubt, any Indebtedness owing to Salt Life in respect of trademarks purchased by TTG from Salt Life shall not constitute Permitted Trademark Financing Debt.
"Pro Rata Share" shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender's Tranche A Commitment, Tranche B Commitment or Commitment, as applicable, and the denominator of which is the aggregate amount of all of the Tranche A Commitments, Tranche B Commitments or

Commitments, as applicable, of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.
"Reserves" shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Tranche A Loans and Letters of Credit which would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks arising after the date of this Agreement or of which Agent had no actual knowledge as of such date, which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value, including any Dilution Reserve, (ii) the assets, business or financial condition of any Borrower or Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect; or (c) to reflect outstanding Letters of Credit as provided in Section 2.2 hereof; or (d) in the amount of any Bank Product Reserve Amount; or (e) in respect of any state of facts which Agent determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default. To the extent Agent may revise the lending formulas used to determine either the Tranche A Borrowing Base or the Tranche B Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in an manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.
"Value" shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in, first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of either the Tranche A Borrowing Base or the Tranche B Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.
(b)    By adding the following new definitions of "Commodity Exchange Act," "Excluded Swap Obligation," "First Amendment Date," "Permitted First Amendment Honduran Debt," "Qualified ECP Obligor," "Salt Life," "Salt Life Purchase Agreement," "Salt Life Subordination Agreement," "Swap Obligation," "Tranche A Borrowing Base," "Tranche A Commitment," "Tranche A Loans," "Tranche A Maturity Date," "Tranche A Maximum Credit," "Tranche B Borrowing Base," "Tranche B

Commitment," "Tranche B Loans," "Tranche B Maturity Date" and "Tranche B Maximum Credit" to Section 1 of the Loan Agreement in proper alphabetical order:
"Commodity Exchange Act" shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Excluded Swap Obligation" shall mean, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the joint and several liabilities with respect to, guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the joint and several liabilities or guarantee of such Obligor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such joint and several liabilities, guarantee or security interest is or becomes illegal.
"First Amendment Date" shall mean August ___, 2013.
"Permitted First Amendment Honduran Debt" shall mean Indebtedness incurred by the Honduras Subsidiaries and owing to Banco Ficohsa, a Honduran bank,and incurred for the purpose of purchasing certain Equipment by the Honduras Subsidiaries, and any refinancing of such Indebtedness on terms and conditions materially not less favorable to the Honduran Subsidiaries.
"Qualified ECP Obligor" shall mean, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an"eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
"Salt Life" shall mean Salt Life Holdings, LLC, a Florida limited liability company.
"Salt Life Purchase Agreement" shall mean that certain Asset Purchase Agreement among TTG, Salt Life,Roger C. Combs, Sr., an individual resident of the state of Florida, Donald R. Combs, an individual resident of the state of Florida, Richard Thompson, an individual resident of the state of Florida, and Michael T. Hutto, an individual resident of the state of Florida, dated the First Amendment Date.
"Salt Life Subordination Agreement" shall mean that certain Debt Subordination Agreement dated the First Amendment Date, among Salt Life, TTG, Delta and Agent.

"Swap Obligation" shall mean, with respect to any Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Tranche A Borrowing Base" shall mean, at any time, an amount equal:
(a)    the sum of:

(i)	eighty-five percent (85%) of the Net Amount of the Eligible Accounts, plus
(ii)    the lesser of:
(1)    the Inventory Loan Limit, or
(2)    the lesser of (A) sixty percent (60%) of the Value of Eligible Inventory consisting of finished goods (including finished garments and headwear regardless of whether Borrowers classify such goods as raw materials or finished goods), Borrowers' raw materials consisting of raw cotton and yarn for such finished goods, and finished yarn categorized as work-in-process; or (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of such Eligible Inventory, plus
(iii) sixty-five percent (65%) of the appraised fair market value (based on the most recent appraisal completed prior to the First Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of Eligible Real Property, which amount shall be reduced on the first day of each month, commencing October 1, 2013 by an amount equal to $150,447.92; plus
(iv)    eighty-five percent (85%) multiplied by the Net Orderly Liquidation Value of the Eligible Equipment of Borrowers (based on the most recent appraisal completed prior to the First Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent), which amount shall be reduced on the first day of each month, commencing October 1, 2013, by an amount equal to $77,127.38; plus
(v)    the lesser of: (A) $7,500,000; or (B) forty-five percent (45%) of the Net Orderly Liquidation Value of Eligible Trademarks (inclusive of any potential value after tax benefit, at the Agent's discretion); minus
(b)    the Reserves.
"Tranche A Commitment" shall mean, at any time, as to each Lender, the principal amount set forth beside such Lender's name on Schedule 1.21hereto with respect to Tranche A Loans or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Tranche A Commitments."
"Tranche A Loans" shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the benefit of any Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1(a)(i) hereof.
"Tranche A Maturity Date" shall have the meaning set forth in Section 13.1 hereof.
"Tranche A Maximum Credit" shall mean the amount of (a) at any time prior to the Tranche B Maturity Date, the difference between $145,000,000 minus the Tranche B Maximum Credit, or (b) at any time on or after the Tranche B Maturity Date, $145,000,000, subject to increase from time to time pursuant to Section 2.5.
"Tranche B Borrowing Base" shall mean, at any time, an amount equal to the sum of:
(a)    five percent (5%) of the Net Amount of the Eligible Accounts, plus
(b)    five percent (5%) of the Net Orderly Liquidation Value of Eligible Inventory consisting of finished goods (including finished garments and headwear regardless of whether Borrowers classify such goods as raw materials or finished goods), Borrowers' raw materials consisting of raw cotton and yarn for such finished goods, and finished yarn categorized as work-in-process.
"Tranche B Commitment" shall mean, at any time, as to each Lender, the principal amount set forth beside such Lender's name on Schedule 1.21 hereto with respect to Tranche B Loans or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Tranche B Commitments."
"Tranche B Loans" shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the benefit of any Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1(a)(ii) hereof.
"Tranche B Maturity Date" shall have the meaning set forth in Section 13.1 hereof.
"Tranche B Maximum Credit" shall mean the lesser of (i) $10,000,000 and (ii) the Tranche B Borrowing Base as set forth in the most recent monthly reporting delivered to Agent in compliance with Section 7.1(a)(ii) hereof.
(c)    By deleting clause (a) of the definition of "Interest Rate" set forth in Section 1 of the Loan Agreement and by substituting the following in lieu thereof:
(a)     Subject to clauses (b) and (c) of this definition below: (i) as to Base Rate Tranche A Loans, the Base Rate plus three-quarters of one percent (0.75%), (ii) as to LIBOR Rate Tranche A Loans, a rate of one and three-quarters of one percent (1.75%) per annum in excess of the LIBOR Rate (based on the LIBOR Rate applicable for the Interest Period selected by Borrowers (or Administrative Borrower on behalf of

Borrowers)as in effect two (2) Business Days after the date of receipt by Agent of the request of Borrowers (or Administrative Borrower on behalf of Borrowers) for such LIBOR Rate Tranche A Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to any Borrower), (iii)as to Base Rate Tranche B Loans, the Base Rate plus two and three-quarters of one percent (2.75%), and (iv) as to LIBOR Rate Tranche B Loans, a rate of three and three-quarters of one percent(3.75%) per annum in excess of the LIBOR Rate (based on the LIBOR Rate applicable for the Interest Period selected by Borrowers (or Administrative Borrower on behalf of Borrowers)as in effect two (2) Business Days after the date of receipt by Agent of the request of Borrowers (or Administrative Borrower on behalf of Borrowers) for such LIBOR Rate Tranche B Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to any Borrower);
(d)    By deleting clauses (c) and (f) of the definition of "Permitted Acquisition" set forth in Section 1 of the Loan Agreement and by substituting the following in lieu thereof, respectively:
(c)    if the acquired assets are to be included in either the Tranche A Borrowing Base or the Tranche B Borrowing Base simultaneously with the consummation of the Permitted Acquisition, Agent's examiners shall have completed a field exam and audit of the Acquisition Target and, if Agent in its discretion elects, an appraisal of any acquired assets consisting of Inventory, each in scope and with results reasonably acceptable to Agent, or if such field exam and audit (and appraisal, if Agent so elects) are not conducted, then the assets of such Acquisition Target shall not be included in either the Tranche A Borrowing Base or the Tranche B Borrowing Base and shall be ineligible for borrowing purposes until such exam and audit (and appraisal, if Agent so elects) are conducted in scope and with results reasonably acceptable to Agent;
(f)    Borrowers shall have delivered to Agent a certificate executed by the chief financial officer of Borrowers which demonstrates to the reasonable satisfaction of Agent that:
(i)    at the time of such Acquisition Transaction, Borrowers shall have average Excess Availability for the thirty (30) day period immediately preceding the date of such Acquisition Transaction (calculated based on the amount of the Excess Availability on each date during such period) of not less than (A) if the Acquisition Consideration for such Acquisition Transaction is less than $10,000,000, an amount equal to or greater than twelve and one-half percent (12.5%) of the lesser of (1) the Tranche A Borrowing Base or (2) the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit, or (B) if the Acquisition Consideration for such Acquisition Transaction is equal to or greater than $10,000,000, an amount equal to or greater than seventeen and one-half percent (17.5%) of the lesser of (1) the Tranche A Borrowing Base or (2) the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit;
(ii)    at the time of and after giving pro forma effect to such Acquisition Transaction, Borrowers shall have Excess Availability of not less than (A) if the Acquisition Consideration for such Acquisition Transaction is less than $10,000,000, an amount equal to or greater than twelve and one-half percent (12.5%) of the lesser of (1) the Tranche A Borrowing Base or (2) the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit, or (B) if the

Acquisition Consideration for such Acquisition Transaction is equal to or greater than $10,000,000, an amount equal to or greater than seventeen and one-half percent (17.5%) of the lesser of (1) the Tranche A Borrowing Base or (2) the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit; and
(iii)    at the time of and after giving pro forma effect to such Acquisition Transaction (as if such Acquisition Transaction occurred on the first day of the twelve (12) fiscal month period that includes the most recent fiscal month for which Borrowers have delivered financial statements to Agent pursuant to Section 9.6), Borrowers shall demonstrate a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for the twelve (12) fiscal month period ending on the last day of such fiscal month, provided, however, that Borrowers' satisfaction of such ratio need not be demonstrated if, at the time of and after giving pro forma effect to such Acquisition Transaction, Excess Availability is equal to or greater than twenty-five percent (25%) of the lesser of (A) the Tranche A Borrowing Base or (B) the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit;
(e)    By deleting the definitions of "Borrowing Base," "Maturity Date"and "Maximum Credit" set forth in Section 1 of the Loan Agreement.
(f)    By deleting Section 2.1(a) and (c) of the Loan Agreement and by substituting in lieu thereof the following:
(a)    (i)    Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Tranche A Loans to Borrowers from time to time in amounts requested by Borrowers up to the amount outstanding at any time equal to the lesser of: (i) the Tranche A Borrowing Base or (ii) the Tranche A Maximum Credit at such time. Except as otherwise provided herein or permitted hereunder, (y) the aggregate principal amount of the sum of the Tranche A Loans and Letter of Credit Obligations outstanding at any time to Borrowers shall not exceed the lesser of the Tranche A Borrowing Base or the Tranche A Maximum Credit, and (z) the aggregate principal amount of the Tranche A Loans outstanding at any time to Borrowers based on the Eligible Inventory of Borrowers shall not exceed the Inventory Loan Limit. If Agent shall determine, in its sole discretion, that a material adverse change in the financial condition of any Borrower has occurred, or if a Default or Event of Default exists, then Agent shall have the right (exercisable at such time or times as Agent deems appropriate) to require that separate Tranche A Borrowing Base calculations be made for each Borrower, as well as the right to limit the use of proceeds of the Tranche A Loans by each Borrower to an amount equal to such Borrower's Tranche A Borrowing Base.
(ii)    Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Tranche B Loans to Borrowers from time to time in amounts requested by Borrowers up to the amount outstanding at any time equal to the lesser of: (i) the Tranche B Borrowing Base or (ii) the Tranche B Maximum Credit at such time. Except as otherwise provided herein or permitted hereunder, the aggregate principal amount of the sum of the Tranche B Loans outstanding at any time to

Borrowers shall not exceed the lesser of the Tranche B Borrowing Base or the Tranche B Maximum Credit. If Agent shall determine, in its sole discretion, that a material adverse change in the financial condition of any Borrower has occurred, or if a Default or Event of Default exists, then Agent shall have the right (exercisable at such time or times as Agent deems appropriate) to require that separate Tranche B Borrowing Base calculations be made for each Borrower, as well as the right to limit the use of proceeds of the Tranche B Loans by each Borrower to an amount equal to such Borrower's Tranche B Borrowing Base.
(c)    Notwithstanding anything to the contrary contained herein, (i) the aggregate amount of the Tranche A Loans and Letter of Credit Obligations based on Eligible Inventory consisting of yarn classified as work-in-process outstanding at any time shall not exceed $2,500,000 at any time, and (ii) the portion of the Tranche A Borrowing Base on any date calculated with reference to Eligible Real Property, Eligible Equipment, and Eligible Trademarks, collectively, shall not exceed twenty percent (20%) of the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit. In the event that (x) the outstanding amount of any component of the Tranche A Loans, or the aggregate amount of the outstanding Tranche A Loans and Letter of Credit Obligations, exceeds the amounts available under the applicable lending formulas, the Letter of Credit Limit, the Inventory Loan Limit or the Tranche A Maximum Credit, as applicable, or (y) the outstanding amount of any component of the Tranche B Loans exceeds the amounts available under the applicable lending formulas or the Tranche B Maximum Credit, as applicable, in each case, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in that circumstance or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.
(g)    By adding a new Section 2.1(e) to the Loan Agreement in correct alphabetical order as follows:
(e)    Notwithstanding anything to the contrary set forth herein, Borrowers shall not request, and no Lender shall be under any obligation to fund, any Tranche A Loan unless Borrowers have borrowed Tranche B Loans in an amount equal to the Tranche B Maximum Amount then in effect (to the extent that the Tranche B Commitments have not be terminated in accordance with this Agreement). If, at any time, the amount of Tranche B Loans outstanding exceeds the Tranche B Maximum Amount, Borrowers shall be deemed to have requested Tranche A Loans in an amount equal to such excess, the proceeds of such Tranche A Loans to be used to repay Tranche B Loans in an amount equal to such excess. If, at any time prior to the Tranche B Maturity Date that Tranche A Loans are outstanding, the amount of Tranche B Loans outstanding is less than the Tranche B Maximum Amount, Borrowers shall be deemed to have requested Tranche B Loans in an amount equal to the lesser of such shortfall and the amount of Tranche A Loans then outstanding, the proceeds of such Tranche B Loans to be used to repay Tranche A Loans in an amount equal to such shortfall or the amount of Tranche A Loans then outstanding, as applicable. If any Tranche B Loans are repaid pursuant to the terms of this Agreement, any Loans requested by Borrowers (including, without limitation, Tranche A Loans) shall be deemed to be requests for Tranche B Loans until the amount of Tranche B Loans outstanding is equal to the Tranche B Maximum Amount.
(h)    By deleting the reference to the term "Borrowing Base" set forth in Section 2.2(c) of the Loan Agreement and by substituting in lieu thereof a reference to the term "Tranche A Borrowing Base."
(i)    By deleting Section 2.4 of the Loan Agreement and by substituting in lieu thereof the following:
2.4    Commitments. The aggregate amount of each Lender's (a) Pro Rata Share of the Tranche A Loans and Letter of Credit Obligations shall not exceed the amount of such Lender's Tranche A Commitment, and (b) Pro Rata Share of the Tranche B Loans shall not exceed the amount of such Lender's Tranche B Commitment, in each case, as the same may from time to time be amended in accordance with the provisions hereof.
(j)    By deleting Section 3.2(b) of the Loan Agreement and by substituting in lieu thereof the following:
(b)    for the benefit of Lenders, on the first day of each month in arrears while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, an unused line fee at a rate equal to: (i) for the period beginning on the Closing Date through and including September 30, 2011, 0.25% per annum calculated upon the amount by which the Maximum Credit (as such term was defined in this Agreement prior to the First Amendment Date) exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Obligations during the immediately preceding fiscal quarter (or part thereof), (ii) at all other times, (A) if the average Excess Availability for the most recently completed fiscal quarter is less than an amount equal to fifty percent (50%) of the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit, 0.25% per annum calculated upon the amount by which the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Obligations during the immediately preceding fiscal quarter (or part thereof) (the "Average Daily Balance"), and (B) if the average Excess Availability for the most recently completed fiscal quarter is greater than or equal to an amount equal to fifty percent (50%) of the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit, 0.375% per annum calculated upon the Average Daily Balance, which fee shall in each case be payable on the first day of each month in arrears and shall be fully earned when due. Any adjustment to the unused line fee rate pursuant to the immediately preceding sentence shall take effect on the first day of the fiscal quarter immediately following the fiscal quarter with respect to which such rate is determined; and
(k)    By deleting Section 6.4(a) of the Loan Agreement and by substituting in lieu thereof the following:
(a)     So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent

(other than fees or expenses that are for Agent's separate account or for the separate account of the Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time, and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, first, to reduce the balance of the Tranche A Loans outstanding, then, to reduce the balance of the Tranche B Loans outstanding, and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(l)    By deleting clauses (ix) to (xiii) of Section 6.4(b) of the Loan Agreement and by substituting in lieu thereof the following:
(ix)    ninth, ratably, to pay interest accrued in respect of the Tranche A Loans (other than Special Agent Advances),
(x)    tenth, ratably (A) to pay the principal of all Tranche A Loans until paid in full, (B) to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Bank, a share of each payment made by Issuing Bank pursuant to a Letter of Credit), as cash collateral in an amount up to one hundred five percent (105%) of the Letter of Credit Obligations (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any payment made by Issuing Bank pursuant to a Letter of Credit as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 6.4(b), beginning with tier (i) hereof), and (C) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Hedge Obligations as to which a Reserve has been established for the Current Hedge Exposure applicable thereto,
(xi)    eleventh, ratably, to pay interest accrued in respect of the Tranche B Loans (other than Special Agent Advances),
(xii)    twelfth, ratably, to pay the principal of all Tranche B Loans until paid in full,
(xiii)    thirteenth, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Banking Relationship Debt (including all Hedge Obligations for which no Reserve has been established for the Current Hedge Exposure applicable thereto and the portion of any Hedge Obligations in excess of the Reserve created therefor)), with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Banking Relationship Debt owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Banking Relationship Debt is paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Banking Relationship Debt shall be reapplied pursuant to this Section 6.4(b), beginning with tier (i) hereof),
(xiv)    fourteenth, ratably, to pay any Obligations owed to Defaulting Lenders; and
(xv)    fifteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(m)    By adding a new Section 6.12(f) to the Loan Agreement in proper numerical sequence as follows:
(f)    Each Qualified ECP Obligor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to be jointly and severally liable for, guarantee and otherwise honor all Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Obligor shall only be liable under this Section 6.12(f) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.12(f), or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Obligor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Obligor intends that this Section 6.12(f) constitute, and this Section 6.12(f)shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(n)    By deleting Section 7.1(a)(ii) of the Loan Agreement and by substituting in lieu thereof the following:
(ii)    on a monthly basis, a report detailing the calculation of each of the Tranche A Borrowing Base and the Tranche B Borrowing Base certified by the chief financial officer of Delta or an authorized designee thereof, in form and substance satisfactory to Agent; provided, that, if Excess Availability at any time is less than an amount equal to twelve and one-half percent (12.5%) of the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit, in Agent's discretion and at Agent's request, Borrowers shall deliver to Agent such calculation of each of the Tranche A Borrowing Base and the Tranche B Borrowing Base and certification on a weekly basis until such time that Excess Availability is greater than or equal to twelve and one-half percent (12.5%) of the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit, for a period of sixty (60) consecutive days, at which time the delivery requirements shall revert to a monthly basis;
(o)    By deleting Section 7.8 of the Loan Agreement and by substituting in lieu thereof the following:
7.8    Appraisals. Agent shall be entitled to conduct, and Borrowers shall be obligated to reimburse Agent for:

(a)    (i) one (1) Inventory appraisal per calendar year so long as Excess Availability is equal to or greater than $15,000,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.5), and (ii) at Agent's discretion, two (2) Inventory appraisals per calendar year so long as Excess Availability is less than $15,000,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.5); provided, however, that there shall be no limit on the number of Inventory appraisals that Agent may conduct or request or for which Borrowers are obligated to reimburse Agent at any time Default or Event of Default exists or has occurred and is continuing;
(b)    one (1) trademark/Intellectual Property appraisal per calendar year;
(c)    at Agent's discretion, one (1) Real Property appraisal for each parcel of Real Property constituting Eligible Real Property per calendar year, so long as Excess Availability is less than $20,000,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.5); provided, however, that there shall be no limit on the number of Real Property appraisals for each parcel of Real Property constituting Eligible Real Property that Agent may conduct or request or for which Borrowers are obligated to reimburse Agent at any time a Default or Event of Default exists or has occurred and is continuing; and
(d)    at Agent's discretion, one (1) Equipment appraisal per calendar year so long as Excess Availability is less than $20,000,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.5); provided, however, that there shall be no limit on the number of Equipment appraisals that Agent may conduct or request or for which Borrowers are obligated to reimburse Agent at any time a Default or Event of Default exists or has occurred and is continuing.
(p)     By deleting Section 9.7(b)(iv) of the Loan Agreement and by substituting in lieu thereof the following:
(iv)    the disposition of assets owned by Borrowers during the term of this Agreement having a fair market value of not greater than $5,000,000, provided that, (A) no Default or Event of Default shall exist at the time of and after giving effect to such disposition, and (B) none of such assets shall have been included in the calculation of the either the Tranche A Borrowing Base or the Tranche B Borrowing Base in the monthly reporting submitted to Agent pursuant to Section 7.1(a)(ii) hereof immediately prior to the consummation of the disposition of assets;

(q)    By deleting Section 9.8(g) of the Loan Agreement and by substituting in lieu thereof the following:
(g)    Liens in the assets of the Honduras Subsidiaries to secure the Permitted Central American Debt and the Permitted First Amendment Honduran Debt to the extent permitted under Section 9.9(g) hereof and Liens in the assets of other Foreign

Subsidiaries to secure Permitted Foreign Debt to the extent permitted under Section 9.9(h) hereto;
(r)    By deleting Sections 9.9(g) and (j) of the Loan Agreement and by substituting in lieu thereof the following, respectively:
(g)    (i) Permitted Central American Debt, in an aggregate principal amount not to exceed $11,000,000, and (ii) Permitted First Amendment Honduran Debt, in an aggregate principal amount not to exceed $10,000,000;
(j)    (i) Indebtedness of Delta and Art Gun consisting of Earnout Amounts under (and as defined in) the Art Gun Purchase Agreement, provided that the Art Gun Subordination Agreement is in full force and effect, and (ii) Indebtedness of TTG consisting of each of (x) the Indebtedness evidenced by the Promissory Note and (y) the Contingent Consideration, each under (and as defined in) the Salt Life Purchase Agreement, provided that the Salt Life Subordination Agreement is in full force and effect; and
(s)    By deleting the reference to "$15,000,000" set forth in Section 9.11(b)(i) of the Loan Agreement and by substituting in lieu thereof a reference to "$18,125,000."
(t)    By deleting Section 11.3(a)(xii) of the Loan Agreement and by substituting in lieu thereof the following:
(xii)    amend, modify, or eliminate the definition of either Tranche A Borrowing Base or Tranche B Borrowing Base, or any of the defined terms (including the definitions of Eligible Account, Eligible Inventory, and Eligible In-Transit Inventory) that are used in one or both such definitions to the extent that any such change results in more credit being made available to Borrowers based upon the either the Tranche A Borrowing Base or the Tranche B Borrowing Base, but not otherwise, or the definitions of Tranche A Maximum Credit or Tranche B Maximum Credit.
(u)    By deleting each reference to the term "Maximum Credit" set forth in Section 12.11(a) of the Loan Agreement and by substituting in lieu thereof, in each case, a reference to the term "Commitments."
(v)    By deleting the reference to the term "Borrowing Base" set forth in Section 12.11(b)(vi)(B) of the Loan Agreement and by substituting in lieu thereof a reference to the term "Tranche A Borrowing Base."
(w)    By deleting Section 12.17 of the Loan Agreement and by substituting in lieu thereof the following:
12.17    Additional Loans. Agent shall not make any Loans or provide any Letters of Credit to Borrowers on behalf of Lenders intentionally and with actual knowledge that such Loans or Letters of Credit would cause the aggregate amount of the total outstanding Loans and Letter of Credit Obligations to Borrowers to exceed the sum of the Tranche A Borrowing Base and the Tranche B Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letters of Credit on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letters of Credit will cause the total outstanding Loans and Letters of Credit to Borrowers to exceed the sum of the Tranche A Borrowing

Base and the Tranche B Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letters of Credit to Borrowers which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the sum of the Tranche A Borrowing Base and the Tranche B Borrowing Base shall not exceed the aggregate amount equal to $5,000,000 outstanding at any time and shall not cause the total principal amount of the Loans and Letter of Credit Obligations to exceed the sum of the Tranche A Maximum Credit and the Tranche B Maximum Credit and (b) no such additional Loan or Letters of Credit shall be outstanding more than thirty (30) days after the date such additional Loan or Letter of Credit is made or issued (as the case may be), with five (5) days thereafter during which no such new Loans or Letters of Credit are made or exist, except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letters of Credit provided that Agent is acting in accordance with the terms of this Section 12.17.
(x)    By deleting Section 13.1(a) of the Loan Agreement and by substituting in lieu thereof the following:
(a)    This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect, (i) with respect to the Tranche A Loans, for a term ending on May 27, 2017 (the "Tranche A Maturity Date") and (ii) with respect to the Tranche B Loans, for a term ending on the earlier to occur of (x) August ___, 2015 and (y) the first day of the calendar month after which Borrowers deliver written notice to Agent of Borrowers' desire to terminate the Tranche B Commitments(the "Tranche B Maturity Date"), unless sooner terminated pursuant to the terms hereof. Upon the effective date of termination of the Financing Agreements, Borrowers shall pay to Agent, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Agent in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys' fees actually incurred and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letters of Credit and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement. The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the bank account designated by Agent are received in such bank account later than 12:00 noon, Atlanta, Georgia time.
(y)    By deleting Exhibits A and B to the Loan Agreement and by substituting in lieu thereof Exhibits A and B hereto.

(z)    By deleting Schedule 1.21 to the Loan Agreement and by substituting in lieu thereof Schedule 1.21 hereto.
3.    Consent to Salt Life Acquisition. Subject to the satisfaction of the conditions precedent set forth in Section 9 hereof, Agent and Lenders consent to the Salt Life Acquisition. For avoidance of doubt, Borrowers do not have to satisfy any conditions set forth in the definition of Permitted Acquisition with respect to the Salt Life Acquisition.
4.    Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Financing Agreements and all of such Borrower's covenants, duties, indebtedness and liabilities under the Financing Agreements.
5.    Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that the Loan Agreement and the other Financing Agreements executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); the security interests and liens granted by such Borrower in favor of Agent are duly perfected, first priority security interests and liens; the unpaid principal amount of the Loans as of the opening of business on August 22, 2013 totaled $93,306,055.41; and, as of the First Amendment Date, the applicable margin with respect to the Interest Rate payable by Borrowers with respect to all Loans is Level II, as set forth on Exhibit B to the Loan Agreement.
6.    Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct on and as of the date hereof.
7.    Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement,""hereunder," or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.
8.    Breach of Amendment. This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.
9.    Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof is subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent:
(a)    all requisite corporate action and proceedings in connection with the transactions contemplated by this Amendment shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authorities;
(b)    this Amendment and the other Financing Agreements and all instruments and documents to be entered into in connection herewith, including amendments to the Mortgages, shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent;

(c)    Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as Agent may request;
(d)    Agent shall have reviewed and found satisfactory the terms and conditions of the Salt Life Acquisition and received true, correct and complete copies of each agreement, document and instrument entered into by any Borrower in connection therewith, certified as such by a responsible officer of each Borrower;and
(e)    Agent shall have received, reviewed and found acceptable fully paid endorsements to Agent's mortgagee title insurance policies (or binding commitments to issue endorsements to Agent's mortgagee title insurance policies, marked to Agent's satisfaction to evidence the form of such endorsements to be delivered after the date hereof) with respect to the title insurance policies that insure the Mortgages to create a valid Lien on all Real Property subject thereto, which endorsements (and commitments therefor) shall give effect to the transactions contemplated by this Agreement, shall "down-date" the effective date of the title insurance policy (or policies) to which they relate and shall not have a specific survey exception.
10.    Amendment Fee; Expenses of Agent. In consideration of Agent's and Lender's willingness to enter into this Amendment, Borrowers jointly and severally agree to pay to Agent, allocable to each Lender based on such Lender's Pro Rata Share, an amendment fee in the amount of $217,500 in immediately available funds on the date hereof. Additionally, Borrowers agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Financing Agreements executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.
11.    Effectiveness; Governing Law. This Amendment shall be effective upon acceptance by Agent and Lenders (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia.
12.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
13.    No Novation, etc.. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Financing Agreements, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.
14.    Counterparts; Telecopied Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
15.    Further Assurances. Each Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

16.    Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.
17.    Release of Claims. To induce Agent and Lenders to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges Agent and Lenders, and all officers, directors, agents, employees, successors and assigns of Agent and Lenders, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that such Borrower now has or ever had against Agent or any Lender arising under or in connection with any of the Financing Agreements or otherwise. Each Borrower represents and warrants to Agent and Lenders that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.
18.    Waiver of Jury Trial.To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank; signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

DELTA APPAREL, INC.

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: VP, CFO and Treasurer

M.J. SOFFE, LLC, successor-by-merger to TCX, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: VP, CFO and Treasurer

JUNKFOOD CLOTHING COMPANY

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: VP, CFO and Treasurer

TO THE GAME, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: VP, CFO and Treasurer

ART GUN, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: VP, CFO and Treasurer

[Signatures continued on following page.]

AGENT:

WELLS FARGO NATIONAL BANK, NATIONAL ASSOCIATION

By: /s/ Daniel Denton Name: Daniel Denton Title: Vice President

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Daniel Denton Name: Daniel Denton Title: Vice President

[Signatures continued on following page.]

BANK OF AMERICA, N.A.

By: /s/Steven L. Hipsman Name: Steven L. Hipsman Title: Senior Vice President

[Signatures continued on following page.]

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Alex M. Council Name: Alex M. Council Title: Vice President

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE AGREEMENT
This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and Acceptance") dated as of _____________, 20__ is made between _____________________(the "Assignor") and ____________________________(the "Assignee").
WITNESSETH:
WHEREAS, Wells Fargo Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, "Agent"), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a "Lender" and collectively, "Lenders") have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Delta Apparel, Inc., M.J. Soffe, LLC, successor-by-merger to TCX, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC (collectively, "Borrowers") as set forth in the Fourth Amended and Restated Loan and Security Agreement, dated May 27, 2011, by and among Borrowers, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the "Financing Agreements");
WHEREAS, as provided under the Loan Agreement, Assignor committed to making Tranche A Loans (the "Committed Tranche A Loans") to Borrowers in an aggregate amount not to exceed $__________ (the "Tranche A Commitment");
WHEREAS, as provided under the Loan Agreement, Assignor committed to making Tranche B Loans (the "Committed Tranche B Loans"; together with the Committed Tranche A Loans, collectively, the "Committed Loans") to Borrowers in an aggregate amount not to exceed $__________ (the "Tranche B Commitment"; together with the Tranche A Commitment, the "Commitment");
WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Tranche A Commitment in an amount equal to $_____________ (the "Assigned Tranche A Commitment Amount") and Tranche B Commitment in an amount equal to $_____________ (the "Assigned Tranche B Commitment Amount"; together with the Assigned Tranche A Commitment Amount, collectively, the "Assigned Commitment Amount") on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
1.    Assignment and Acceptance.
(a)    Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Tranche A Commitment, the Tranche B Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other

Financing Agreements, so that after giving effect thereto, the Tranche A Commitment and the Tranche B Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be (___%) percent.
(b)    With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Tranche A Commitment in an amount equal to the Assigned Tranche A Commitment Amount and a Tranche B Commitment in an amount equal to the Assigned Tranche B Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Tranche A Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Tranche A Commitment Amount, the Tranche B Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Tranche B Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.1, 6.4, 6.8 and 6.9 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.
(c)    After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee's Tranche A Commitment will be $_____________ and Assignee's Tranche B Commitment will be $_____________.
(d)    After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor's Tranche A Commitment will be $ _____________ and Assignor's Tranche B Commitment will be $ _____________(in each case, as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).
2.    Payments.
(a)    As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $_____________, representing Assignee's Pro Rata Share of the principal amount of all Committed Loans.
(b)    Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.
3.    Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.
4.    Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Borrowers and their Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.
5.    Effective Date; Notices.
(a)    As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be ___________, 20__ (the "Effective Date"); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i)	this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii)
the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii)
written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent; Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(iv)	the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.
(b)    Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent, for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.
6.    [Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]
(a)    Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.
(b)    Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]
7.    Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers, prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such Forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
8.    Representations and Warranties.
(a)    Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, Lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.
(b)    Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of their respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.
(c)    Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights to general equitable principles.
9.    Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.
10.    Miscellaneous
(a)    Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.
(b)    All payments made hereunder shall be made without any set-off or counterclaim.
(c)    Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d)    This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
(e)    THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF GEORGIA. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Fulton County, Georgia over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Georgia State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.
(f)    TO THE EXTENT PERMITTED BY APPLICABLE LAW, ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).
IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.
[ASSIGNOR]
By:_____________________
Title:___________________
[ASSIGNEE]
By:________________________
Title:_______________________

SCHEDULE 1
to
NOTICE OF ASSIGNMENT AND ACCEPTANCE
________________, 20__
Attn:________________________

Re:	Delta Apparel, Inc., M.J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC
Ladies and Gentlemen:
Wells Fargo Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, "Agent"), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a "Lender" and collectively, "Lenders") have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Delta Apparel, Inc., M.J. Soffe, LLC, successor-by-merger to TCX, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC(collectively, "Borrowers") as set forth in the Fourth Amended and Restated Loan and Security Agreement, dated May 27, 2011, by and among Borrowers, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement"), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the "Financing Agreements"). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.
l.    We hereby give you notice of, and request your consent to, the assignment by ____________________ (the "Assignor") to__________________ (the "Assignee") such that after giving effect to the assignment Assignee shall have an interest equal to______ (_%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the "Assignment and Acceptance"). We understand that the Assignor's Tranche A Commitment shall be reduced by $___________, and Assignor's Tranche B Commitment shall be reduced by $_____________, in each case, as the same may be further reduced by other assignments on or after the date hereof.
2.    Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if Assignee were the Lender originally holding such interest under the Loan Agreement.

3.    The following administrative details apply to Assignee:
(A)    Notice address:___________________
Assignee name:___________________
Address:_________________________
_________________________
_________________________
Attention:________________________
Telephone:_______________________
Telecopier:_______________________

(B)    Payment instructions:

Account No.:_____________________
At:_____________________________
Reference:_______________________
Attention:________________________
4.    You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.
IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.
Very truly yours,

[NAME OF ASSIGNOR]

By:________________________

Title:_______________________

[NAME OF ASSIGNEE]

By:_________________________

Title:________________________

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

BORROWERS:** No signature of Borrowers required if a Default or Event of Default exists.

DELTA APPAREL, INC.	M.J. SOFFE, LLC, successor-by-merger to TCX, LLC

By:                             By:
Name:                             Name:
Title:                             Title:

JUNKFOOD CLOTHING COMPANY            TO THE GAME, LLC

By:                             By:
Name:                             Name:
Title:                             Title:

ART GUN, LLC

By:
Name:
Title:

EXHIBIT B
PRICING GRID
For the period after the Closing Date until Borrowers deliver the financial statements and compliance certificate required by Section 9.6 of the Agreement for the fiscal quarter ending December 31, 2011, the applicable margin for Base Rate Tranche A Loans will be 0.75% and the applicable margin for LIBOR Rate Tranche A Loans will be 1.75%. Thereafter, the applicable margin will be increased or decreased on a quarterly basis, based upon the following pricing grid:

		Tranche A Loans		Tranche B Loans
Level	When Average Alternate Excess Availability is:	Applicable Base Rate Margin	Applicable LIBOR Rate Margin	Applicable Base Rate Margin	Applicable LIBOR Rate Margin
I	< 20.0% of the Commitments	1.25%	2.25%	2.75%	3.75%
II	≥ 20.0% of the Commitments but < 50.0% of the Commitments	1%	2%	2.75%	3.75%
III	≥ 50% of the Commitments	0.75%	1.75%	2.75%	3.75%

At any time that an Event of Default exists or has occurred and is continuing, the applicable margin shall be adjusted immediately to the margin applicable for Level I.
The term "Average Alternate Excess Availability" shall mean, at any time, the average of the aggregate amount of the Alternate Excess Availability of Borrowers, as calculated by Agent, for the immediately preceding fiscal quarter.
The applicable margin shall be calculated and established once each fiscal quarter, effective as of the first day of the fiscal quarter following the fiscal quarter with respect to which Agent has received the required financial statements and compliance certificate, and shall remain in effect until adjusted thereafter as of the first day of a subsequent fiscal quarter.
In the event that any financial statement or compliance certificate delivered by Borrowers for any period is shown to be inaccurate (whether such inaccuracy is discovered at any time during the effectiveness of the Credit Facility or up to six months thereafter), and such inaccuracy, if corrected, would have led to the application of a higher applicable margin for any period than the applicable margin applied for such period, then (i) Borrowers shall immediately deliver to Agent a correct compliance certificate for such period, (ii) the applicable margin for such period shall be deemed to be the applicable margin that would have been in effect for such period had the financial statement or compliance certificate delivered by Borrowers not contained the inaccuracy, and (iii) Borrowers shall immediately pay to Agent the accrued additional interest owing as a result of such increased applicable margin for such period. Neither the recalculation of the applicable margin for such a period, nor the payment by Borrowers of the accrued additional interest required, shall limit the rights of Agent and Lenders with respect to their ability to charge interest at the Default Rate or to declare any Event of Default or exercise any of their remedies during the existence of such an Event of Default.

Schedule 1.21

Commitments

Name of Lender	Tranche A Commitment		Tranche B Commitment
	On or before Tranche B Maturity Date	After Tranche B Maturity Date	On or before Tranche B Maturity Date	After Tranche B Maturity Date
Wells Fargo Bank, National Association	51.724138% of the Tranche A Maximum Credit	$75,000,000	51.724138% of the Tranche B Maximum Credit	$-0-
Bank of America, N.A.	31.034483% of the Tranche A Maximum Credit	$45,000,000	31.034483% of the Tranche B Maximum Credit	$-0-
PNC Bank, National Association	17.241379% of the Tranche A Maximum Credit	$25,000,000	17.241379% of the Tranche B Maximum Credit	$-0-